Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-12089) of P. H. Glatfelter Company of our report dated June 25, 2007, relating to the financial statements of the Glatfelter 401(k) Savings Plan for Hourly Employees, included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Beard Miller Company, LLP
Beard Miller Company, LLP
York, Pennsylvania
June 25, 2007